Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Fourth Quarter and Fiscal 2022 Results

ORLANDO, FL, February 28, 2023 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the fourth quarter and fiscal year 2022.[1]

Fourth Quarter 2022 Highlights

•
Attendance was 4.9 million guests, a decrease of approximately 16,000 guests from the fourth quarter of 2021. Compared to the fourth quarter of 2019, attendance increased by approximately 238,000 guests or 5.1%.
•
Total revenue was a record $390.5 million, an increase of $19.7 million or 5.3% from the fourth quarter of 2021. Compared to the fourth quarter of 2019, total revenue increased by $92.5 million or 31.0%.
•
Net income was $49.0 million, the second highest net income for the Company and a decrease of $22.5 million from the fourth quarter of 2021. Compared to the fourth quarter of 2019, net income increased by $73.2 million.
•
Adjusted EBITDA[2] was a record $153.7 million an increase of $0.9 million from the fourth quarter of 2021. Compared to the fourth quarter of 2019, Adjusted EBITDA increased by $69.7 million or 83.1%.
•
Total revenue per capita[3] increased 5.7% to a record $79.10 from the fourth quarter of 2021. Admission per capita[3] increased 4.5% to a record $45.63 while in-park per capita spending[3] increased 7.2% to a record $33.47 from the fourth quarter of 2021. Compared to the fourth quarter of 2019, total revenue per capita increased 24.7%, admission per capita increased 20.4%, and in-park per capita spending increased 31.1%.

Fiscal 2022 Highlights

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Attendance was 21.9 million guests, an increase of 1.7 million guests or 8.6% from fiscal 2021. Compared to fiscal 2019, attendance declined by 0.7 million guests or 3.0%.
•
Total revenue was a record $1,731.2 million, an increase of $227.5 million or 15.1% from fiscal 2021. Compared to fiscal 2019, total revenue increased by $333.0 million or 23.8%.
•
Net income was a record $291.2 million, an increase of $34.7 million or 13.5% from fiscal 2021. Compared to fiscal 2019, net income increased by $201.7 million or 225.4%.
•
Adjusted EBITDA was a record $728.2 million, an increase of $66.2 million or 10.0% from fiscal 2021. Compared to fiscal 2019, Adjusted EBITDA increased by $271.3 million or 59.4%.
•
Total revenue per capita increased 6.0% to a record $78.91 from fiscal 2021. Admission per capita increased 4.3% to a record $44.00 while in-park per capita spending increased 8.2% to a record $34.91 from fiscal 2021. Compared to fiscal 2019, total revenue per capita increased 27.7%, admission per capita increased 24.0%, and in-park per capita spending increased 32.6%.

Other Highlights

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During fiscal 2022, the Company has repurchased 12.4 million shares of common stock (or approximately 16% of total shares outstanding)[4] at a total cost of approximately $693.6 million.[5]
•
During fiscal 2022, the Company came to the aid of over 1,000 animals in need in the wild. The total number of animals the Company has helped over its history is more than 40,000.[6]

“We are pleased to report another quarter and fiscal year of record financial results,” said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc. “In the fourth quarter we delivered record revenue, our second highest net income and record Adjusted EBITDA. For fiscal 2022, we delivered record revenue, record net income and record Adjusted EBITDA. Results for the fourth quarter versus the prior year would have been even better if it weren’t for significant adverse weather impacts in most of our markets during the November and December holiday period, and the negative impact of Hurricane Ian in October and Hurricane Nicole in November. We estimate that these combined weather-related impacts reduced attendance by approximately 249,000 guest visits during the quarter. We continued to drive growth in total per caps, including during our Halloween and Christmas events during the quarter, demonstrating the effectiveness of our revenue strategies, our pricing power and the strength of consumer spending in our parks. I want to thank our ambassadors for their continued dedication, efforts, and contributions, without which, these strong results would not have been possible.”

[1] Given results of operations for the twelve months of 2021 were impacted by capacity limitations, modified/limited operations and/or temporary park closures, decreased demand due to public concerns associated with the COVID-19 pandemic, and restrictions on international travel, the Company believes a comparison of its results to the three and twelve months ended December 31, 2019 provides a more meaningful insight on its performance and operating trajectory. The Company provides a comparison versus both the three and twelve months ended December 31, 2019 and 2021 in this release.

[2] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

[3] This earnings release includes key performance metrics such as total revenue per capita, admissions per capita and in-park per capita spending. See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

[4] As of February 22, 2022.

[5] The Company repurchased approximately 1.4 million shares of common stock at a total cost of approximately $70.6 million during the fourth quarter of 2022.

[6] In the fourth quarter of 2022, the Company came to the aid of over 100 animals in need in the wild.

"As I have said before, we have a strong and resilient business model and we believe that we have significant opportunities to continue to improve and meaningfully grow our revenue and profitability. Our attendance levels for fiscal 2022 were below levels achieved in 2019 primarily due to a decline in both international and group-related attendance which we expect will eventually recover to and surpass pre-COVID levels. Also, as we have discussed, we are still more than 3 million visitors below our historical high attendance of approximately 25 million guests achieved in 2008. This represents a clear opportunity to recapture lost attendance we once achieved. Furthermore, our pricing power, strategies, investments and opportunities around revenue management, in-park food and beverage, retail and other in-park guest spending give us confidence in our ability to continue to grow total per caps. These factors, along with the work we are doing to better manage and reduce costs, combined with the significant investments we are making across our parks and business, give us high confidence in our ability to continue to deliver operational and financial improvements that we expect will lead to meaningful increases in shareholder value,” continued Swanson.

“We are pleased with the start to 2023 and looking forward, we are very excited about our plans with an exceptional line up of new rides, attractions, events and new and improved in park venues and offerings. Given the investments that we have made and will be making, the continued success of our strategies and our strong financial position, we continue to expect meaningful growth and new records in revenue and Adjusted EBITDA for 2023,” concluded Swanson.

In 2022, the Company received numerous industry accolades including SeaWorld Orlando being voted as #1 Nation’s Best Amusement Park by USA Today readers; Aquatica Orlando voted as #1 for the Nation’s Best Outdoor Water Park by USA Today readers; and Busch Gardens Williamsburg was named World’s Most Beautiful Theme Park for the 32nd consecutive year by the National Amusement Park Historical Association. In addition, the Iron Gwazi rollercoaster at Busch Gardens Tampa Bay was ranked #1 Best New Roller Coaster for 2022 by Amusement Today.

For 2023, the Company has an outstanding line-up of new rides, attractions, events and new and improved in park venues and offerings with something new and meaningful in every one of its parks. The Company’s new rides and attractions include the following:

•
Pipeline: The Surf Coaster (SeaWorld Orlando): The first-of-its-kind surf coaster, with seats in a surfing position that rise and fall to mimic the sensation of riding a wave. The coaster will accelerate riders to 60 miles per hour through five air-time moments and an innovative 'wave curl' inversion.
•
Arctic Rescue (SeaWorld San Diego): The fastest and longest straddle coaster on the West Coast takes riders through three launches at speeds up to 40 miles per hour.
•
Catapult Falls (SeaWorld San Antonio): The world's first launched flume coaster features the world's steepest flume drop, North America's only flume with a vertical lift, and the tallest flume drop in Texas.
•
DarKoaster (Busch Gardens Williamsburg): The first all-indoor straddle coaster in North America. Riders experience four launches at speeds up to 36 miles per hour through over 2,400 feet of track.
•
Serengeti Flyer (Busch Gardens Tampa Bay): The world’s tallest and fastest Screaming Swing will take riders up 135 feet at speeds reaching 68 miles per hour.
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Turi's Kid Cove (Aquatica Orlando): This all-new water play area will feature watering palms, tipping buckets, spraying jets, water bobbles, and more. Plus, kids can grab a tube and slide into fun on the all-new Tamariki Twirl kid-size wave slide.
•
Shaka Laka Shores (Adventure Island): The new splash and play zone, located in the heart of Adventure Island, will feature an area with over 25 spray elements and a central kid-friendly play structure bound to entertain and engage even the youngest of guests.
•
Riptide Race (Water Country USA): The first dueling pipeline slide in Virginia that will send riders through over 500 feet of slide all while navigating high-speed tunnels and tight turns alongside their opponents.
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Bert & Ernie's Splashy Shores (Sesame Place Philadelphia): A water play area featuring water umbrellas, tipping buckets, spraying jets, water bobbles and a spraying water tower.
•
The Count's Splash Castle (Sesame Place San Diego): An enhanced water play area and expanded play structure which features three tipping buckets, four water slides and over 100 other water play elements.

The Company’s results of operations for fiscal 2022 and 2021 continued to be impacted by the global COVID-19 pandemic due in part to a decline in both international and group-related attendance from historical levels. Additionally, results of operations for fiscal 2021 were impacted by capacity limitations, modified/limited operations and/or a temporary park closure, decreased demand due to public concerns and government restrictions associated with the pandemic, and more severe restrictions on international travel. In particular, beginning on April 1, 2021, capacity at the Company’s Busch Gardens Williamsburg park was limited to approximately 13,000 guests. On May 28, 2021, theme park capacity restrictions in the State of Virginia were removed. At the beginning of the second quarter of 2021, the Company’s SeaWorld San Diego park was operating under capacity restrictions in compliance with state safety guidelines for zoos. On April 12, 2021, SeaWorld San Diego resumed theme park operations with limited capacity in accordance with the State of California guidelines for theme parks. On June 15, 2021, all capacity restrictions for SeaWorld San Diego were removed in accordance with the State of California guidelines.

Fourth Quarter 2022 Results

In the fourth quarter of 2022, the Company hosted approximately 4.9 million guests, generated record total revenues of $390.5 million, net income of $49.0 million, the second highest for the Company, and record Adjusted EBITDA of $153.7 million. Attendance decreased approximately 16,000 guests when compared to the fourth quarter of 2021. Attendance was unfavorably impacted by adverse weather during the quarter and benefited from an increase in international guests when compared to the fourth quarter of 2021, which was impacted by more severe COVID-19 related restrictions on international travel. The Company estimates adverse weather, including during the November and December holiday periods and the impact of Hurricanes Ian and Nicole, contributed to a decline of approximately 249,000 guests during the quarter. Compared to the fourth quarter of 2019, attendance increased by 0.2 million guests, or 5.1%, primarily due to the impact of additional operating days along with a favorable calendar shift, partially offset by a decline of international guest visitation and group-related attendance and adverse weather. Excluding international guest visitation, attendance increased by approximately 10% when compared to the fourth quarter of 2019.

The increase in total revenue of $19.7 million compared to the fourth quarter of 2021 was primarily a result of increases in admission per capita (defined as admissions revenue divided by total attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance). Admission per capita increased primarily due to the realization of higher prices in the Company’s admission products resulting from its strategic pricing efforts when compared to the prior year quarter. In-park per capita spending improved due to a combination of factors including pricing initiatives, improved product quality and mix and the impact of new, enhanced and/or expanded in-park offerings partially offset by the negative impact of less-than-optimal staffing. The decrease in net income of $22.5 million compared to the fourth quarter of 2021 was primarily a result of the impact of income taxes, due to a favorable tax benefit in the prior year. Adjusted EBITDA was positively impacted by the increase in total revenue resulting from improvement in total revenue per capita partially offset by an increase in expenses. The increase in expenses is primarily due to increased labor-related and other operating costs driven by increased operating days and expanded and/or enhanced events, along with unusually high inflationary pressures, partially offset by structural cost savings initiatives when compared to the fourth quarter of 2021.

	Three Months Ended December 31,		Variance
	2022	2021	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$390.5	$370.8	5.3%
Net income	$49.0	$71.5	(31.5%)
Earnings per share, diluted	$0.76	$0.92	(17.8%)
Adjusted EBITDA	$153.7	$152.8	0.6%
Net cash provided by operating activities	$95.7	$86.6	10.6%
Attendance	4.94	4.95	(0.3%)
Total revenue per capita	$79.10	$74.87	5.7%
Admission per capita	$45.63	$43.65	4.5%
In-Park per capita spending	$33.47	$31.22	7.2%

Fiscal 2022 Results

In fiscal 2022, the Company hosted approximately 21.9 million guests and generated record total revenues of $1,731.2 million, record net income of $291.2 million and record Adjusted EBITDA of $728.2 million. Attendance increased by 1.7 million guests when compared to 2021 primarily due to an increase in demand predominantly resulting from a return to more normalized operations when compared to 2021, which included COVID-19 related impacts including limited operating days, a temporary park closure, capacity limitations at some of the Company's parks and more severe restrictions on international travel. Attendance during 2022 was also unfavorably impacted by adverse weather. The Company estimates that adverse weather, including the impact of Hurricanes Ian and Nicole, contributed to a decline of approximately 655,000 guests during the year. Compared to fiscal 2019, attendance declined primarily due to a decline from international guest visitation and group-related attendance along with adverse weather, partially offset by the impact of additional operating days and events when compared to 2019. Excluding international guest visitation and group-related attendance, attendance increased by approximately 4.1% when compared to fiscal 2019.

The increase in total revenue of $227.5 million compared to 2021 was primarily a result of an increase in attendance along with increases in admission per capita and in-park per capita spending. Admission per capita increased primarily due to the realization of higher prices in the Company's admission products resulting from its strategic pricing efforts, which was partially offset by the net impact of the admissions product mix when compared to 2021. In-park per capita spending improved due to a combination of factors including, pricing initiatives, improved product quality and mix and the impact of new, enhanced and/or expanded in-park offerings. In-park per capita spending was also unfavorably impacted by less-than-optimal staffing during certain times of the year, which impacted the Company's ability to fully operate and/or open some of its food and beverage and retail outlets.

Net income and Adjusted EBITDA were positively impacted by an increase in total revenue, partially offset by an increase in operating expenses and selling, general and administrative expenses when compared to 2021. Operating expenses in 2021 were impacted by limited operating days, a temporary park closure and capacity limitations due to the COVID-19 pandemic. As a result, the increase in operating expenses in 2022 primarily results from an increase in labor-related costs and other operating costs due to a return to more normalized operations and an increase in attendance. Operating expenses were also impacted by inflationary pressures, partially offset by the impact of structural cost savings initiatives. The increase in selling, general and administrative expenses is primarily due to increased marketing-related costs and increased third-party consulting costs, partially offset by the impact of cost savings and efficiency initiatives.

	Fiscal Year Ended December 31,		Variance
	2022	2021	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$1,731.2	$1,503.7	15.1%
Net income	$291.2	$256.5	13.5%
Earnings per share, diluted	$4.14	$3.22	28.6%
Adjusted EBITDA	$728.2	$662.0	10.0%
Net cash provided by operating activities	$564.6	$503.0	12.2%
Attendance	21.94	20.20	8.6%
Total revenue per capita	$78.91	$74.43	6.0%
Admission per capita	$44.00	$42.17	4.3%
In-Park per capita spending	$34.91	$32.26	8.2%

Share Repurchases

The Company repurchased approximately 1.4 million shares of common stock at a total cost of approximately $70.6 million during the fourth quarter. During 2022, the Company repurchased 12.4 million shares of common stock (or approximately 16% of total shares outstanding)[4] at a total cost of approximately $693.6 million.

Other

As of December 31, 2022, the Company’s current deferred revenue balance was $169.5 million, an increase of approximately 9.5% when compared to December 31, 2021, which included the impact of some COVID-19 related product extensions and one-time items, and an increase of 62.4% when compared to December 31, 2019.

Rescue Efforts

In the fourth quarter of 2022, the Company came to the aid of over 100 animals in need in the wild. The total number of animals the Company has helped over its history is more than 40,000.

The Company is a leader in animal rescue. Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year, including during the temporary park closures in 2020 and 2021 due to the COVID-19 pandemic. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel hundreds of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning them to their natural habitat.

Conference Call

The Company will hold a conference call today, Tuesday, February 28, 2023, at 9 a.m. Eastern Time to discuss its fourth quarter and fiscal 2022 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on February 28, 2023, under the "Events & Presentations" tab of www.SeaWorldInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on February 28, 2023, through 11:59 p.m. Eastern Time on March 7, 2023, by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 6142216.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

This earnings release includes several key performance metrics including total revenue per capita (defined as total revenue divided by attendance), admission per capita (defined as admissions revenue divided by attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by attendance). These performance metrics are used by management to assess the operating performance of its parks on a per attendee basis and to make strategic operating decisions. Management believes the presentation of these performance metrics is useful and relevant for investors as it provides investors the ability to review financial performance in the same manner as management and provides investors with a consistent methodology to analyze revenue between periods on a per attendee basis. In addition, investors, lenders, financial analysts and rating agencies have historically used similar per-capita related performance metrics to evaluate companies in the industry.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped over 40,000 animals in need over the Company’s history. SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence, including any unfavorable impacts from Federal Reserve interest rate actions and inflation which may influence discretionary spending, unemployment or the overall economy; various factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, labor shortages, inflationary pressures, supply chain delays or shortages, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States, and governmental actions; failure to hire and/or retain employees; increased labor costs, including minimum wage increases, and employee health and welfare benefit costs; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, guests and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry and/or zoological facilities; a significant portion of the Company’s revenues have historically been generated in the States of Florida, California and Virginia, and any risks affecting such markets, such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; technology interruptions or failures that impair access to the Company’s websites and/or information technology systems; cyber security risks to the Company or the Company third-party service providers, failure to maintain or protect the integrity of internal, employee or guest data, and/or failure to abide by the evolving cyber security regulatory environment; inability to compete effectively in the highly competitive theme park industry; interactions between animals and the Company’s employees and it’s guests at attractions at the Company’s theme parks; animal exposure to infectious disease; high fixed cost structure of theme park operations; seasonal fluctuations in operating results; changing consumer tastes and preferences; inability to remediate an identified material weakness on a timely basis; inability to grow the Company’s business or fund theme park capital expenditures; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; the effects of the global Coronavirus (“COVID-19”) pandemic, or any related mutations of the virus on the Company’s business and the economy in general; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; unionization activities and/or labor disputes; inability to maintain certain commercial licenses; restrictions in the Company’s debt agreements limiting flexibility in operating the Company’s business; inability to retain the Company’s current credit ratings; the Company’s leverage and interest rate risk; the ability of Hill Path Capital LP and its affiliates to significantly influence the Company’s decisions and their interests may conflict with the Company or yours in the future; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; tariffs or other trade restrictions; actions of activist stockholders; the policies of the U.S. President and his administration or any changes to tax laws; changes in the method for determining LIBOR and the potential replacement of LIBOR may affect the Company’s cost of capital; changes or declines in the Company’s stock price, as well as the risk that securities analysts could downgrade the Company’s stock or the Company’s sector; risks associated with the Company’s capital allocation plans and share repurchases, including the risk that the Company’s share repurchase program could increase volatility and fail to enhance stockholder value and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lisa Cradit

SVP – Head of Communications

(646) 245-2476

Lisa.cradit@seaworld.com

Libby Panke

FleishmanHillard

(314) 719-7521

Libby.Panke@fleishman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2022	2021	$	%	2022	2021	$	%
Net revenues:
Admissions	$225,291	$216,192	$9,099	4.2%	$965,232	$851,891	$113,341	13.3%
Food, merchandise and other	165,229	154,628	10,601	6.9%	766,005	651,839	114,166	17.5%
Total revenues	390,520	370,820	19,700	5.3%	1,731,237	1,503,730	227,507	15.1%
Costs and expenses:
Cost of food, merchandise and other revenues	29,274	27,195	2,079	7.6%	135,217	114,287	20,930	18.3%
Operating expenses (exclusive of depreciation and amortization shown separately below)	176,367	162,227	14,140	8.7%	735,687	622,419	113,268	18.2%
Selling, general and administrative expenses	44,775	56,600	(11,825)	(20.9%)	200,074	184,871	15,203	8.2%
Severance and other separation costs(a)	(5)	(51)	46	90.2%	108	1,531	(1,423)	(92.9%)
Depreciation and amortization	38,241	39,549	(1,308)	(3.3%)	152,620	148,660	3,960	2.7%
Total costs and expenses	288,652	285,520	3,132	1.1%	1,223,706	1,071,768	151,938	14.2%
Operating income	101,868	85,300	16,568	19.4%	507,531	431,962	75,569	17.5%
Other expense (income), net	67	(12)	79	NM	(43)	144	(187)	NM
Interest expense	34,765	26,187	8,578	32.8%	117,501	116,642	859	0.7%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs(b)	—	—	—	ND	—	58,827	(58,827)	ND
Income before income taxes	67,036	59,125	7,911	13.4%	390,073	256,349	133,724	52.2%
Provision for (benefit from) income taxes(c)	18,026	(12,413)	30,439	NM	98,883	(164)	99,047	NM
Net income	$49,010	$71,538	$(22,528)	(31.5%)	$291,190	$256,513	$34,677	13.5%
Earnings per share:
Earnings per share, basic	$0.76	$0.93			$4.18	$3.28
Earnings per share, diluted	$0.76	$0.92			$4.14	$3.22

Weighted average common shares outstanding:
Basic	64,136	76,812			69,607	78,302
Diluted (d)	64,789	78,120			70,280	79,575

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended December 31,			2022 v 2019	For the Year Ended December 31,			2022 v 2019
	2022	2021	2019		$2022	2021	2019	$
Net income (loss)	$49,010	$71,538	$(24,183)	$73,193	$291,190	$256,513	$89,476	$201,714
Provision for (benefit from) income taxes	18,026	(12,413)	(1,377)	19,403	98,883	(164)	39,528	59,355
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs	—	—	—	—	—	58,827	—	—
Interest expense	34,765	26,187	20,115	14,650	117,501	116,642	84,178	33,323
Depreciation and amortization	38,241	39,549	40,232	(1,991)	152,620	148,660	160,557	(7,937)
Equity-based compensation expense (e)	4,203	16,687	2,662	1,541	19,757	41,018	11,106	8,651
Loss on impairment or disposal of assets and certain non-cash expenses (f)	1,663	2,121	981	682	14,218	7,099	3,198	11,020
Business optimization, development and strategic initiative costs (g)	5,796	3,105	9,607	(3,811)	19,846	8,759	27,869	(8,023)
Certain transaction and investment costs and other taxes (h)	75	358	126	(51)	1,128	830	5,056	(3,928)
COVID-19 related incremental costs (i)	759	4,634	—	759	6,689	22,562	—	6,689
Other adjusting items (j)	1,138	998	35,772	(34,634)	6,413	1,302	35,954	(29,541)
Adjusted EBITDA (k)	$153,676	$152,764	$83,935	$69,741	$728,245	$662,048	$456,922	$271,323
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (l)					1,600	7,100	11,300	(9,700)
Other adjustments as defined in the Debt Agreements (m)					10,877	19,990	—	10,877
Covenant Adjusted EBITDA (n)					$740,722	$689,138	$468,222	$272,500

	For the Three Months Ended December 31,			2022 v 2019	For the Year Ended December 31,			2022 v 2019
	2022	2021	2019		$2022	2021	2019	$
Net cash provided by operating activities	$95,714	$86,575	$34,733	$60,981	$564,588	$503,012	$348,416	$216,172
Capital expenditures	49,976	55,263	42,337	7,639	200,705	128,854	195,217	5,488
Free Cash Flow (o)	45,738	31,312	(7,604)	53,342	363,883	374,158	153,199	210,684

Net cash used in investing activities	$(49,976)	$(55,263)	$(42,337)	$(7,639)	$(200,705)	$(128,854)	$(195,193)	$(5,512)
Net cash used in financing activities	$(78,910)	$(141,984)	$(4,061)	$(74,849)	$(726,049)	$(364,897)	$(147,305)	$(578,744)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of December 31,
	2022	2021
Cash and cash equivalents	$79,196	$443,707
Total assets	$2,325,787	$2,610,316
Deferred revenue	$169,535	$154,793
Long-term debt, including current maturities:
Term B Loans	$1,185,000	$1,197,000
Senior Notes	725,000	725,000
First-Priority Senior Secured Notes	227,500	227,500
Total long-term debt, including current maturities	$2,137,500	$2,149,500
Total stockholders' deficit	$(437,664)	$(33,916)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Year Ended December 31,		Change
	2022	2021	#	%
Capital Expenditures:
Core (p)	$137,370	$69,402	$67,968	97.9%
Expansion/ROI projects (q)	63,335	59,452	3,883	6.5%
Capital expenditures, total	$200,705	$128,854	$71,851	55.8%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2022	2021	#	%	2022	2021	#	%
Attendance	4,937	4,953	(16)	(0.3%)	21,939	20,203	1,736	8.6%
Total revenue per capita (r)	$79.10	$74.87	$4.23	5.7%	$78.91	$74.43	$4.48	6.0%
Admission per capita(s)	$45.63	$43.65	$1.98	4.5%	$44.00	$42.17	$1.83	4.3%
In-Park per capita spending(t)	$33.47	$31.22	$2.25	7.2%	$34.91	$32.26	$2.65	8.2%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL INFORMATION COMPARED TO 2019
(In thousands, except per share and per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2022	2019	#	%	2022	2019	#	%
Total revenues	$390,520	$298,011	$92,509	31.0%	$1,731,237	$1,398,244	$332,993	23.8%
Net income (loss)	$49,010	$(24,183)	$73,193	NM	$291,190	$89,476	$201,714	225.4%
Net earnings (loss) per share, diluted	$0.76	$(0.31)	$1.07	NM	$4.14	$1.10	$3.04	NM
Adjusted EBITDA (u)	$153,676	$83,935	$69,741	83.1%	$728,245	$456,922	$271,323	59.4%
Net cash provided by operating activities	$95,714	$34,733	$60,981	175.6%	$564,588	$348,416	$216,172	62.0%
Attendance	4,937	4,699	238	5.1%	21,939	22,624	(685)	(3.0%)
Total revenue per capita	$79.10	$63.42	$15.68	24.7%	$78.91	$61.80	$17.11	27.7%
Admission per capita	$45.63	$37.89	$7.74	20.4%	$44.00	$35.48	$8.52	24.0%
In-Park per capita spending	$33.47	$25.53	$7.94	31.1%	$34.91	$26.32	$8.59	32.6%

NM-Not meaningful.

ND-Not determinable

(a) Reflects restructuring and other separation costs and/or adjustments.

(b) Reflects a loss on early extinguishment of debt and write-off of discounts and debt issuance costs associated with the refinancing transactions in 2021.

(c) The Company’s consolidated effective tax rate was 25.3% for 2022 compared to -0.1% for 2021. The effective tax rate in 2022 increased versus 2021 primarily due to non-cash valuation allowance adjustments on federal and state net operating loss carryforwards and federal tax credits during 2021, along with changes in state tax rates and impacts from equity-based compensation.

(d) During the three months and year ended December 31, 2022, there were approximately 368,000 and 277,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three months and year ended December 31, 2021, there were approximately 154,000 and 146,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively.

(e) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation. For the three months and year ended December 31, 2021, includes equity compensation expense related to certain performance vesting restricted awards which were previously not considered probable of vesting.

(f) Reflects primarily non-cash expenses related to asset write-offs and costs related to certain rides and equipment which were removed from service. For the year ended December 31, 2022 also includes approximately $6.5 million related to non-cash self-insurance reserve adjustments.

(g) For the three months and year ended December 31, 2022, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.2 million and $9.9 million, respectively of third-party consulting costs; and (ii) $3.1 million and $8.8 million, respectively of other business optimization costs and strategic initiative costs.

For the three months and year ended December 31, 2021, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.1 million and $4.2 million, respectively of third-party consulting costs; and (ii) $1.0 million and $3.1 million, respectively of other business optimization costs and strategic initiative costs. For the year ended December 31, 2021 also includes $1.5 million of severance and other separation costs associated with positions eliminated.

For the three months and year ended December 31, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $8.7 million and $21.2 million, respectively, of third party consulting costs and (ii) $0.3 million and $4.2 million, respectively, of severance and other separation costs associated with positions eliminated.

(h) For the year ended December 31, 2019, includes approximately $4.3 million relating to expenses associated with a previously disclosed equity transaction.

(i) For the three months and year ended December 31, 2022, primarily reflects costs associated with certain legal matters related to the temporary COVID-19 park closures.

For the three months and year ended December 31, 2021, includes approximately $1.5 million and $11.9 million, respectively of nonrecurring contractual liabilities and legal costs impacted by the temporary COVID-19 park closures and approximately $2.2 million and $9.0 million, respectively, of incremental temporary labor-related costs incurred to prepare and staff the parks and other incremental, nonrecurring, temporary incentives paid to attract employees to return to or remain in the workforce during the COVID-19 related environment.

(j) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items. For the year ended December 31, 2022, includes approximately $3.6 million related to a legal settlement. For the three months and year ended December 31, 2019, includes approximately $32.1 million related to a legal settlement, net of insurance recoveries.

(k)Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(l) The Company’s Debt Agreements, which were effective for the years ended December 31, 2022 and 2021, permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income (loss). For the year ended December 31, 2019, the estimated cost savings calculation was based on annualized estimated savings the Company expected to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings were calculated net of the amount of actual benefits realized during such period and were limited to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings.

(m) The Debt Agreements, which were effective for the years ended December 31, 2022 and 2021, permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined above, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any. Prior to the Debt Agreements, these costs were not permitted adjustments in the calculation, as such, these adjustments are not applicable to the prior years.

(n) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (l) and (m) above.

(o) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

(p) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(q) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(r) Calculated as total revenues divided by attendance.

(s) Calculated as admissions revenue divided by attendance.

(t) Calculated as food, merchandise and other revenue divided by attendance.

(u) For a reconciliation of the Company’s Adjusted EBITDA for the three and twelve months ended December 31, 2019, refer to table above.